Subsidiaries
------------

     Oxford   Bio-Imaging   Research,   Inc.,  a  New  Jersey   corporation  and
     wholly-owned subsidiary of the Company (inactive)

     Bio-Imaging Technologies Holding B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of the Company

     Bio-Imaging Technologies, B.V., a corporation organized under the laws of the Netherlands and wholly-owned subsidiary of Bio-Imaging Technologies Holding B.V.